Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE Thursday, September 14, 2017	Contact:	Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Tara Shimooka (808) 838-5409 Tara.Shimooka@HawaiianAir.com

Abhi Dhar Joins Hawaiian Airlines Board of Directors
HONOLULU - Hawaiian Holdings, Inc., the parent company of Hawaiian Airlines, Inc., today announced the appointment of Abhi Dhar to the company’s board of directors effective immediately.
“Abhi brings both Fortune 50 and innovative start-up corporate experience to the board,” said Lawrence Hershfield, chairman of the board of Hawaiian Holdings, Inc. “We’re pleased to have his IT expertise and business acumen as Hawaiian continues to grow.”
Dhar, who most recently served as chief information/digital officer of Walgreens, has extensive travel industry experience in leadership roles at Cendant, Travelport and TravelClick. He departed Walgreens to launch Packyge, an e-commerce ship-to-store enterprise as co-founder and chief executive officer.
Dhar joins board members Lawrence S. Hershfield, chairman; Mark B. Dunkerley; Don J. Carty; Earl E. Fry; Joseph Guerrieri, Jr.; Randall L. Jenson; Crystal K. Rose; William S. Swelbar; Duane E. Woerth; and Richard N. Zwern.
About Hawaiian Airlines
Hawaiian®, the world’s most punctual airline as reported by OAG, has led all U.S. carriers in on-time performance for each of the past 13 years (2004-2016) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler and Travel + Leisure have placed Hawaiian the among the top of all domestic airlines serving Hawai‘i.

Now in its 88th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline.
Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 170 jet flights daily between the Hawaiian Islands, with a total of more than 250 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page. For career postings and updates, follow Hawaiian’s LinkedIn page.
For media inquiries, please visit Hawaiian Airlines’ online newsroom.